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                                                                    EXHIBIT 21.1

                                WELLCHOICE, INC.

                              List of Subsidiaries

           (Pro Forma for the Conversion of Empire HealthChoice, Inc.)

Company                                                    Place of Organization
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EHC Benefits Agency, Inc.                                           New York

Empire HealthChoice Assurance, Inc.                                 New York

Empire HealthChoice HMO, Inc.                                       New York

Empire National Account Service Co., Inc.                           New York

WellChoice Holdings of New York, Inc.                               New York

WellChoice Insurance of New Jersey, Inc.                            New Jersey